Consent of KPMG Peat Marwick LLP


   The Board of Directors
   First Colonial Bankshares Corporation:

   We consent to incorporation by reference in the Registration Statement on Form S-8 of Firstar Corporation of our report dated June 20, 1994, relating to the statements of net assets available for plan benefits of First Colonial Bankshares Corporation Profit Sharing and Thrift Plan
   (Plan) as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended.

                                                        KPMG Peat Marwick LLP


   Chicago, Illinois
   January 30, 1995